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                                                                     EXHIBIT 3.4
                              CERTIFICATE REGARDING
                           SERIES A PREFERRED STOCK OF
                          OMNIS TECHNOLOGY CORPORATION


        Omnis Technology Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware ("Corporation"), in accordance with Section 151(g) of said Law and Article Fifth of the Restated Certificate of Incorporation of the Corporation, does hereby certify as follows:

        1. No shares of Series A Preferred Stock of the Corporation remain outstanding.

        2. The Board of Directors of the Corporation by unanimous vote of its members on February 8, 1999, filed with the minutes of the Board, duly adopted the following resolution regarding the Series A Preferred Stock of the
Corporation:

               "RESOLVED: That none of the authorized shares of Series A Preferred Stock of the Corporation are outstanding, and none will be issued subject to the Certificate of Designation previously filed with respect to such series; and therefore said Series A Preferred Stock shall be eliminated pursuant to Section 151(g) of the General Corporation Law of the State of Delaware effective immediately."

        IN WITNESS WHEREOF, Omnis Technology Corporation has duly caused this Certificate to be signed and acknowledged by its duly authorized President and Secretary this 24th day of February, 1999.


                             OMNIS TECHNOLOGY CORPORATION



                             By:    /s/ GWYNETH GIBBS
                                    -----------------------------
                                    Gwyneth Gibbs, President


                             By:    /s/ GEOFFREY P. WAGNER
                                    -----------------------------
                                    Geoffrey P. Wagner, Secretary